Exhibit 99.2

JDS UNIPHASE ANNOUNCES APPOINTMENT OF RICHARD E. BELLUZZO
TO BOARD OF DIRECTORS

SAN JOSE, Calif., February 28, 2005 - JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU), today announced that Richard E. Belluzzo, Chairman and Chief Executive Officer of Quantum Corporation, has joined the JDS Uniphase Board of Directors, effective 28 February, 2005. The addition of Mr. Belluzzo increases the size of the JDS Uniphase Board to eight, and increases the number of independent members to seven.

“Over more than thirty years, Rick’s career has included key operational and leadership roles at industry-leading names such as Hewlett Packard, Microsoft, and Quantum,” said Kevin Kennedy, JDS Uniphase’s Chief Executive Officer. “We are very pleased to welcome Rick to our Board, where his extensive consumer and commercial products experience will complement our existing Board’s strengths in telecommunications.”

“I am excited by the opportunity to join JDS Uniphase as it deliberately and aggressively re-architects for its next phase of growth and profitability improvements,” said Mr. Belluzzo. “The adoption of optical technology to solve complex problems is growing in many industries. JDS Uniphase is well positioned to expand its market leadership in high performance optical solutions.”

At Quantum, Mr. Belluzzo has focused on strengthening the company’s foundation in backup, recovery and archive. Prior to joining Quantum in 2002, Mr. Belluzzo was President and Chief Operating Officer of Microsoft, which he joined in 1999 as Vice President of its Personal Services and Devices Group. Before Microsoft, Mr. Belluzzo was Chief Executive Officer at Silicon Graphics, Inc., prior to which he held a series of increasingly senior roles over a 23 year period at Hewlett Packard. Mr. Belluzzo is a member of the board of directors of PMC-Sierra, as well as a member of the board of trustees for Golden Gate University.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, product and document authentication, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

Media Inquiries: Gerald Gottheil, Corporate Marketing Communications, 408-546-4400 or gerald.gottheil@jdsu.com

Investor Inquiries: Investor Relations, 408-546-4445 or investor.relations@jdsu.com